Exhibit 10.30

EXECUTION COPY

THIRD AMENDED AND RESTATED

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Agreement”), dated as of January 25, 2020, between South State Corporation, a bank holding company organized and existing under the laws of the State of South Carolina (the “Company”), and John C. Pollok (“Executive”).

WHEREAS, prior to the date hereof, the Company and Executive formerly entered into an Agreement entitled Employment Agreement dated October 23, 2002, and thereafter entered into an Amended and Restated Employment and Non-Competition Agreement effective September 1, 2006, and thereafter entered into a Second Amended and Restated Employment and Non-Competition Agreement effective December 31, 2008 (the “Prior Agreement”);

WHEREAS, the Company and South State Bank, the banking subsidiary of the Company, have entered into a strategic merger transaction (the “Merger”) with CenterState Bank Corporation, a Florida corporation (“CenterState”) and CenterState Bank, N.A. the banking subsidiary of CenterState, pursuant to the Agreement and Plan of Merger by and between the Company and CenterState, dated as of the date hereof (the “Merger Agreement”), after which the Company will be the surviving corporation for the combined business;

WHEREAS, in the event the Effective Date (as defined below) does not occur, this Agreement shall be null and void ab initio and of no further force or effect, and the Prior Agreement shall remain in effect in accordance with its terms; and

WHEREAS, in connection with the consummation of the Merger, the board of directors of the Company (the “Board”) believes it is in the best interest of the Company and its subsidiaries to amend and restate the Prior Agreement in its entirety as set forth herein to provide for the terms and conditions of Executive’s continued service to the Company following the Effective Date and to restrict competition with the Company and its subsidiaries by Executive upon termination of his employment or services, as applicable.

NOW, THEREFORE, in consideration of mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do mutually agree as follows:

1.         Employment and Services.  The Company agrees to retain the services of Executive, and Executive agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2.         Term.  The term of Executive’s employment hereunder shall commence upon the date of the consummation of the Merger (such date, the “Effective Date”) and shall continue until July 5, 2021 unless terminated earlier as provided herein (the “Employment Term”).  Commencing on July 6, 2021 and continuing until December 31, 2024, unless terminated earlier as provided herein (the “Consulting Term” and, together with the Employment Term, the “Term”), Executive

THIS AGREEMENT IS SUBJECT TO BINDING

ARBITRATION PURSUANT TO S. C. CODE § 15-48-10 ET SEQ.,

AS AMENDED FROM TIME TO TIME

shall serve as a consultant to the Company on the terms set forth below; provided, that for the avoidance of doubt, the cessation of Executive’s employment in conjunction with the start of the Consulting Term shall not constitute Good Reason for Executive to resign or be treated as a termination of Executive’s employment without Cause.

3.         Position and Responsibilities; Location.

(a)        During the Employment Term, Executive shall serve as Senior Executive Vice President of the Company and of the surviving subsidiary bank of the Company (the “Bank”). Executive shall have the duties, responsibilities, rights, power and authority as Senior Executive Vice President of the Company and of the Bank that may be from time to time delegated or assigned to him by the Board or the Board of Directors of the Bank (the “Bank Board”).  During the Consulting Term, Executive shall provide services to the Company and the Bank as an independent contractor and shall devote such amount of his business time, attention, skills and efforts to his role as is appropriate in the performance of his duties, as such duties may be from time to time delegated or assigned to him by the Board or the Bank Board. Executive shall report to the Chief Executive Officer of the Company at all times during the Term and shall be nominated to serve as a member of the Board and of the Bank Board during the Term.

(b)       During the Term, Executive shall perform his services at the Company’s offices in Columbia, South Carolina that served as its headquarters immediately prior to the Effective Date.

4.         Duties.  During the Employment Term, Executive shall devote all of his business time, attention, skills and efforts to the business of the Company and the Bank and the faithful performance of his duties and responsibilities hereunder.  Executive shall be loyal to the Company and the Bank and, during the Employment Term, shall refrain from rendering any business services to any person or entity other than the Company and its affiliates without the prior written consent of the Company.  During the Consulting Term, Executive shall devote such amount of his business time, attention, skills and efforts to his role as a consultant as is appropriate to perform his duties; provided that Executive shall be permitted to serve on the board of directors or provide consulting services to other entities, including those engaged in banking and related businesses (both at the bank level and at the holding company level), to the extent such activities do not substantially interfere with the performance of his duties under this Agreement and are not inconsistent with and do not violate Executive’s obligations under Section 8 or  9.  The Company and Executive confirm that, consistent with their current expectation that Executive’s duties during the Consulting Term will not exceed 20% of the average level of bona fide services performed by Executive during his employment with the Company during the 36-month period immediately preceding the expiration of the Employment Term, they intend that Executive shall experience a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the expiration of the Employment Term.  Executive may, and is encouraged to participate in such civic, charitable, and community activities that do not substantially interfere with the performance of his duties under this Agreement.  Executive shall be permitted to make private investments so long as these investments do not materially and adversely affect his employment or services hereunder.

5.         Compensation and Benefits.  For all services rendered by Executive to the Company and the Bank hereunder, the Company shall compensate Executive as follows:

(a)        Compensation During Calendar Year 2020.  During the portion of the Term that occurs during calendar year 2020, the Company shall pay Executive an annual salary (the “Base Salary”) and Executive shall be eligible for an annual cash bonus for calendar year 2020 (an “Annual Bonus”) and a one-time annual long-term incentive opportunity of time-vesting restricted stock units (“RSUs”) denominated in shares of Company common stock (a “Long-Term Incentive Award” and, together with the Base Salary and Annual Bonus, Executive’s “Total Direct Compensation”), in each case as set forth below:

(i)         Base Salary.  Subject to the requirements of this Section 5(a), Executive shall be paid a Base Salary at an annual rate of $615,000.  The Base Salary shall be payable in accordance with the Company’s customary payroll practices.

(ii)       Annual Bonus.  Subject to the requirements of this Section 5(a), Executive shall be eligible for an Annual Bonus based on a target opportunity equal to 120% of Executive’s Base Salary, in accordance with the terms and conditions of the Company’s plans and policies governing annual bonus awards and the Company’s policies and procedures as established from time to time, which Annual Bonus shall be paid at the same time bonuses are paid to similarly situated Company senior executives, but (except as required by Section 409A of the Code) no later than March 15, 2021.

(iii)      Long-Term Incentives.  Subject to the requirements of this Section 5(a), Executive shall be eligible for a Long-Term Incentive Award of RSUs in respect of calendar year 2020 with a grant date fair value equal to 120% of Executive’s Base Salary, in accordance with the terms and conditions of the Company’s plans and policies governing long-term incentive awards and the Company’s policies and procedures as established from time to time, which Long-Term Incentive Award shall vest in full on the third anniversary of the grant date, subject to Executive’s continued employment or provision of services (for the avoidance of doubt, including as a consultant) through such date, except as otherwise set forth in Section 6.

(b)       Compensation During Calendar Year 2021.  During the portion of the Term that occurs during calendar year 2021, the Company shall pay Executive the compensation as described below.

(i)         Base Salary.  Executive shall be paid the Base Salary in respect of the portion of the Employment Term that elapses during calendar year 2021, which amount shall be payable in accordance with the Company’s customary payroll practices.

(ii)       Consulting Fee.  Executive shall be paid a consulting fee (the “Consulting Fee”) for the portion of the Consulting Term that elapses starting July 6, 2021 during calendar year 2021, and which amount shall be payable in accordance with the Company’s customary payroll practices.  For purposes of this Agreement, the Consulting Fee, shall be at an annual rate of $375,000, paid monthly in arrears.

(iii)      Discretionary Bonuses.  During the Consulting Term, Executive shall be eligible to receive any discretionary bonuses awarded by the Company (the “Discretionary Bonuses”), which Discretionary Bonuses shall be awarded and paid in the sole discretion of the Company in accordance with the terms and conditions of the Company’s plans and policies governing discretionary bonus awards and the Company’s policies and procedures as established from time to time.

(c)        Compensation During Remainder of Consulting Term.  Following calendar year 2021 and during the remainder of the Consulting Term, the Company shall pay Executive the Consulting Fee during the Consulting Term, and Executive shall remain eligible to receive Discretionary Bonuses.

(d)       Pay to Integrate Award.  The Company shall pay to Executive in accordance with the Company’s customary payroll practices a one-time lump sum cash payment in an amount equal to $1,600,000 (the “Pay to Integrate Award”) on the 30th day following successful completion of the systems conversion of the Company and CenterState (the “Conversion Date”), subject to Executive’s continued employment or provision of services (for the avoidance of doubt, including as a consultant), as applicable, through the Conversion Date, except as otherwise set forth in Section 6.

(e)        Transition Payment.  On the Effective Date, the Company shall deposit an amount in cash equal to $3,336,300 (the “Transition Payment”) into a deferred compensation account maintained by the Company, with Executive having sole authority to notionally invest the Transition Payment in such account.  The Transition Payment shall be payable to Executive on the payment schedule contemplated by Section 7(b) of the Prior Agreement (with the last date of the Employment Term expected to be treated as the date of the cessation of Executive’s employment with the Company and its affiliates for purposes of Section 7(b) of the Prior Agreement), unless a different payment timing is required under Section 409A of the Code, subject to Executive’s compliance with Sections 8 and 9  of this Agreement.

(f)        Reimbursement of Expenses.  The Company shall pay or reimburse Executive for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement, including all expenses relating to Executive’s attendance at such meetings and conventions as the Company requires him to attend.  Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies and procedures as established from time to time.  In no event, however, shall reimbursement of expenses be paid later than the end of the year following the year in which the expense was incurred.

(g)        Vacation and Sick Leave.  Executive shall be provided with vacation and sick leave during the Employment Term in accordance with the Company’s policies and procedures for senior executives as established from time to time.

(h)       Employee Benefit Plans.  During the Employment Term, Executive shall be entitled to participate in the employee benefit plans of the Company and its affiliates and their respective successors or assigns, as presently in effect or as they may be modified or added to from time to time (the “Benefit Plans”), to the extent such Benefit Plans are provided to other similarly situated employees of the Company.  During the Consulting Term, Executive shall not be entitled to participate in the Benefit Plans, except as otherwise permitted by the Company or required in respect of Executive’s status as a former employee of the Company.

(i)         Treatment of Preexisting Equity Awards.  On the Effective Date, all outstanding equity-based awards denominated in shares of Company common stock granted to Executive prior to the date hereof (collectively, the “Preexisting Equity Awards”) shall immediately vest in full, with any applicable performance goals deemed satisfied based on the greater of target and actual performance through the Effective Date.  With respect to any Preexisting Equity Awards representing an option to purchase shares of Company common stock, such Preexisting Equity Awards shall vest in full upon the Effective Date and remain outstanding and exercisable in accordance with the applicable terms and conditions governing such awards.

(j)        Total Compensation.  As used herein, the term Total Compensation shall refer to the aggregate total of:  (i) Executive’s Base Salary at the time Executive’s employment terminates; (ii) the greatest of (A) Executive’s target Annual Bonus for the fiscal year in which Executive’s termination occurs, (B) Executive’s Annual Bonus for the fiscal year preceding the fiscal year in which Executive’s employment terminates and (C)  the average of the Annual Bonus for the prior three fiscal years preceding the fiscal year of termination, including in respect of any fiscal years preceding the Effective Date; and (iii) the value of annual premiums in respect of Executive’s health, medical, dental and vision insurance as of the time Executive’s employment terminates.  For the avoidance of doubt, Total Compensation shall be determined without regard to any reduction in compensation or benefits that could entitle Executive to claim Good Reason.

6.         Termination of Employment or Services.

(a)        Termination For Cause.  The Company shall have the right to terminate Executive’s employment or services hereunder for Cause (as defined below).  If Executive’s employment or services are terminated for Cause, the Company shall have no further obligation to Executive under this Agreement other than the payment of (i) any accrued but unpaid Base Salary or Consulting Fee, which shall be payable within 30 days following the date of termination and (ii) any other amounts or benefits required to be paid or provided or that Executive is entitled to receive under any plan, program, policy or practice of the Company or its affiliates through the date of termination (including, without limitation, any unreimbursed expenses incurred through the date of termination in accordance with Section 5(f), and any unpaid portion of the Transition Payment).  Termination for Cause shall be effective immediately or upon such notice to Executive of such termination as may be determined by the Board of Directors.

For the purpose of this Agreement, “Cause” means:  (i) the willful and repeated failure of Executive to materially perform his responsibilities and duties hereunder after Executive has been given written notice by the Chairman of the Board specifying in general the reasons Executive is failing to perform his duties and responsibilities hereunder; (ii) the commission of an act by Executive constituting material dishonesty or fraud against the Company or the Bank; (iii) the conviction for or the entering of a guilty or no contest plea with respect to a felony; (iv) habitual absenteeism; (v) Executive is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs, prescription drugs that have not been prescribed for Executive, or other substances that have the potential to impair Executive’s judgment or performance; (vi) the commission of an act by Executive involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or its affiliates; (vii) bringing firearms or weapons into the workplace; (viii) Executive’s failure to comply with policies, standards, and regulations of Company; (ix) Executive’s engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Company or the Bank; (x) Executive’s engagement in conduct which is unbecoming to or inconsistent with the duties and responsibilities of a member of management of the Company; or (xi) Executive engaging in sexual or other form of illegal harassment.  If an action or omission constituting Cause is curable, Executive may be terminated under such clauses only if Executive has not cured such action or omission within 30 days following written notice thereof from the Company.  Further, Executive shall not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (including for such purpose the total number of directors that the Board would have if there were no vacancies), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.  Any such determination shall be made by the Board (or equivalent governing body of the ultimate parent entity of the Company or its successor).

(b)       Termination Upon Death or Disability.  Executive’s employment or services hereunder shall terminate in the event of the death or Disability (as defined below) of Executive.  Upon the termination of Executive’s employment or services due to Executive’s death or Disability, Executive or his estate shall be entitled to (i) any accrued but unpaid Base Salary or Consulting Fee, which shall be payable within 30 days following the date of termination, (ii) as applicable, any unpaid Annual Bonus for a completed year, which shall be payable on the schedule described in Section 5(a)(ii), or any earned but unpaid Discretionary Bonus, which shall be payable within 30 days following the date of termination (except that the payment of any such Annual Bonus or Discretionary Bonus will be subject to Executive executing and not revoking and returning to the Company a release agreement in the form attached as Exhibit A) and (iii) any other amounts or benefits required to be paid or provided or that Executive is entitled to receive under any plan, program, policy or practice of the Company or its affiliates through the date of termination (including, without limitation, any unreimbursed expenses incurred through the date of termination in accordance with Section 5(f), and any unpaid portion of the Transition Payment), which shall be payable on the schedule contemplated by the applicable plan, program, policy or practice (collectively, the “Accrued Obligations”) and the following payments and benefits, with payment in the case of death to be made to Executive’s estate unless Executive has directed otherwise in a writing directed to the Company prior to his death:

(i)         The Pay to Integrate Award, to the extent not previously paid, shall be paid in full in a lump sum within 30 days following Executive’s termination of employment or services, or any different date required by Section 409A of the Code;

(ii)       Any equity-based awards denominated in shares of Company common stock granted to Executive following the date hereof (collectively, the “New Equity Awards”) shall vest immediately upon Executive’s termination of employment or services (in the case of performance-based awards, subject to the satisfaction of applicable performance goals, as determined at the end of the performance period) and shall be settled on the same settlement schedule as would apply had Executive’s services continued until the originally scheduled settlement date, or any different date required by Section 409A of the Code; and

(iii)      If Executive’s termination of employment occurs prior to January 1, 2021, Executive or his estate shall be entitled to a prorated Annual Bonus in respect of Calendar Year 2020, determined based on actual performance for Calendar Year 2020 (the “2020 Prorated Annual Bonus”), payable at the same time bonuses are paid to similarly situated Company senior executives, but (except as required by Section 409A of the Code) no later than March 15, 2021.

Termination for Disability shall be effective immediately or upon notice to Executive of such termination as may be determined by the Board.  For purposes of this Agreement, “Disability” means “disability” (as defined under the Company’s disability insurance policy maintained for senior executives of the Company or the Bank from time to time) suffered by Executive for a continuous period of at least six months or for more than six months during any 12-month period.

The Company’s obligation to provide the payments and benefits to or on behalf of Executive under this Section 6(b), other than the Accrued Obligations, is expressly conditioned upon Executive (or, as applicable, Executive’s designated legal guardian or estate) executing and not revoking and returning to Company a release agreement in the form attached as Exhibit A.

(c)        Termination Without Cause or by Executive for Good Reason.  The Company shall have the right to terminate Executive’s employment or services at any time and for any reason subject to the provisions of this Section 6(c), and Executive shall have the right to terminate his employment or services hereunder for Good Reason (as defined below).  If the Company terminates Executive’s employment or services for any reason other than (i) as provided in Section 6(a) or Section 6(b), or (ii) as a result of the expiration of the Term, or if Executive terminates his employment or services pursuant to this Section 6(c) for Good Reason, the Company shall provide Executive with the Accrued Obligations and the following payments and benefits:

(i)         A cash severance payment determined as follows:

a.          If Executive’s termination of employment occurs during the Employment Term, a cash payment equal to the product of (I) two and one-half (2 ½) multiplied by (II) Executive’s Total Compensation, payable in a lump sum within 60 days following Executive’s termination of employment;

b.         If Executive’s termination of services occurs during the Consulting Term, a cash payment equal to all unpaid Consulting Fees that would have been paid had Executive continued to provide services to the Company and the Bank until December 31, 2024, payable in a lump sum within 60 days following Executive’s termination of service;

(ii)       The Pay to Integrate Award, to the extent not previously paid, shall be paid in full in a lump sum within 60 days following Executive’s termination of employment or services, as applicable, or any different date required by Section 409A of the Code;

(iii)      Any New Equity Awards shall vest immediately upon Executive’s termination of employment or services (in the case of performance-based awards, subject to the satisfaction of applicable performance goals, as determined at the end of the performance period) and shall be settled on the same settlement schedule as would apply had Executive’s services continued until the originally scheduled settlement date, or any different date required by Section 409A of the Code; and

(iv)       If Executive’s termination of employment occurs prior to January 1, 2021, Executive shall be entitled to a 2020 Prorated Annual Bonus, payable at the same time bonuses are paid to similarly situated Company senior executives, but (except as required by Section 409A of the Code) no later than March 15, 2021.

For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within 30 days after Executive notifies the Company in writing of the existence of such circumstances as hereinafter provided:

(A)       a material diminution in Executive’s authority, duties, or responsibilities after the Effective Date from those contemplated by Sections 3 or 4 hereof;

(B)       a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report after the Effective Date;

(C)       a reduction by the Company in Executive’s Total Direct Compensation during the Employment Term from that as in effect after the Effective Date, or a reduction by the Company of the Consulting Fee during the Consulting Term;

(D)       the Company’s requiring Executive to be based anywhere other than the Company’s offices in Columbia, South Carolina that served as its headquarters immediately prior to the Effective Date, except for required travel on Company business;

(E)       the failure by the Company to pay Executive any portion of Executive’s compensation within the time guidelines established pursuant to standard Company policies, or any other material breach by the Company of any other material provision of this Agreement; or

(F)       any other action or inaction that constitutes a material breach of the terms of this Agreement.

Executive shall notify the Company in writing that he believes that one or more of the circumstances described above exists, and of his intention to terminate this Agreement for Good Reason as a result thereof, within 90 days of the time that he gains knowledge of such circumstances.  Executive shall not deliver a notice of termination of this Agreement until 30 days after he delivers the notice described in the preceding sentence, and Executive may do so only if the circumstances described in such notice have not been corrected in all material respects by the Company.

The Company’s obligation to provide the payments and benefits to or on behalf of Executive under this Section 6(c), other than the Accrued Obligations, is expressly conditioned upon Executive executing and not revoking and returning to Company a release agreement in the form attached as Exhibit A.

(d)       Termination Upon Retirement.  If Executive’s termination of employment or services occurs due to Retirement (as defined below), and subject to Executive’s continued compliance with Sections 8 and  9 of this Agreement, the Company shall provide Executive with the Accrued Obligations and the following payments and benefits:

(i)         Any New Equity Awards shall vest immediately upon Executive’s termination of employment or services (in the case of performance-based awards, subject to the satisfaction of applicable performance goals, as determined at the end of the performance period) and shall be settled on the same settlement schedule as would apply had Executive’s services continued until the originally scheduled settlement date, or any different date required by Section 409A of the Code; and

(ii)       If Executive’s termination of employment occurs prior to January 1, 2021, Executive shall be entitled to a 2020 Prorated Annual Bonus, payable at the same time bonuses are paid to similarly situated Company senior executives, but (except as required by Section 409A of the Code) no later than March 15, 2021.

For purposes of this Agreement, “Retirement” shall mean Executive’s termination of employment or services that occurs upon or after both (x) Executive’s attainment of age 55 and (y) when Executive’s years of service to the Company and its affiliates (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 10.  Executive’s services will automatically terminate upon the expiration of the Term, which shall be deemed a Retirement for purposes of this Agreement entitling Executive to the benefits set forth in this Section 6(d).

The Company’s obligation to provide the payments and benefits to or on behalf of Executive under this Section 6(d), other than the Accrued Obligations, is expressly conditioned upon Executive executing and not revoking and returning to Company a release agreement in the form attached as Exhibit A.

(e)        Termination by Executive without Good Reason Prior to Becoming Retirement Eligible.  Executive shall have the right at any time voluntarily to terminate his employment or services, upon 30 days written notice, in which event (except as otherwise provided in Section 6(c) above) Executive shall be entitled only to the Accrued Obligations, except in the case Executive voluntarily terminates his employment or services at a time when Executive is eligible for Retirement, in which case the provisions set forth in Section 6(d) above will apply.

(f)        Resignation from Boards.  Upon termination of the Term for any reason, Executive by execution of this Agreement resigns as a member of the Board and the Bank Board, such resignation to be effective immediately at the time Executive’s employment or services terminate.

7.         Treatment of Certain Payments.

(a)        Section 7(c) of the Prior Agreement is incorporated herein by reference and shall apply to any payment or benefit that constitutes a “parachute payment” under Section 280G(b)(2) of the Code with respect to the Merger; provided,  however, Section 7(c) of the Prior Agreement shall be inapplicable with respect to any change in ownership or control of the Company (within the meaning of Section 280G of the Code) that occurs following the Effective Date.

(b)       Notwithstanding anything in this Agreement to the contrary, in the event a change in ownership or control of the Company (within the meaning of Section 280G of the Code) occurs following the Effective Date and the Accounting Firm (as defined below) determines that any payment or distribution to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”)) would subject Executive to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Accounting Firm shall determine whether to reduce any of the Payments so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced.  If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced, Executive shall receive all Payments to which Executive is entitled hereunder.  For purposes of all present-value determinations required to be made under this Section 7(b), the Company and Executive elect to use the applicable federal rate that is in effect on the date of the change in ownership or control of the Company (within the meaning of Section 280G of the Code) pursuant to Treasury Regulation § 1-280G, Q&A-32.

If the Accounting Firm determines that aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 7(b) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Executive’s termination of employment or services.  For purposes of reducing the Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order:  (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”); (ii) equity-based payments that may not be valued under 24(c); (iii) cash payments that may be valued under 24(c); (iv) equity-based payments that may be valued under 24(c); and (v) other types of benefits.  With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that amounts will not have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that could have been so paid or distributed (each, an “Underpayment”).  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company (as applicable), together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided,  however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

The following terms shall have the following meanings for purposes of this Section 7(b):

(i)         “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a change in ownership or control of the Company (within the meaning of Section 280G of the Code) for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control of the Company.

(ii)       “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4)) of the Code of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(iii)      “Parachute Value” of a Payment shall mean the present value as of the date of the change of control (as defined for purposes of Section 280G of the Code) of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv)       “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

The provisions of this Section 7(b) shall survive the expiration of the Agreement.

8.         Confidential Information.  Executive acknowledges that during, and as a result of, Executive’s employment with and services to the Company and the Bank, Executive has acquired, been exposed to and had access to and will acquire, be exposed to and have access to, material data and information of the Company and its affiliates and/or its customers, suppliers or clients that is confidential or proprietary.

(a)        Use and Maintenance of Confidential Information.  At all times, both during and after the Term, Executive shall keep and retain in confidence and shall not disclose, except as required in the course of Executive’s employment with, or services to, the Company and the Bank, to any person or entity, or use for his own purposes, any of this proprietary or confidential information.  For purposes of this Section 8, such information shall include, but shall not be limited to:  (i) the Company’s or the Bank’s standard operating procedures, processes, know-how and technical and product information, any of which is of value to the Company or the Bank and not generally known by the Company’s or the Bank’s competitors or the public; (ii) all confidential information obtained from third parties and customers concerning the business of the Company or its affiliates, including any customer lists or data; and (iii) confidential business information of the Company or its affiliates, including marketing and business plans, strategies, projections, business opportunities, client lists, customer list, confidential information by customers or clients, sales and cost information and financial results and performance. Such information shall not include information that is disclosed pursuant to issuance of legal process or regulatory action, information that is in the public domain, or information disclosed to Executive by a person who has no duty to the Company or its affiliates to keep the information confidential. Executive acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect indefinitely, or until the Company has released any such information into the public domain, in which case Executive’s obligation hereunder shall cease with respect only to such information so released.  This Agreement does not constitute a waiver by the Company, the Bank or any of their affiliates of trade secret protections under applicable law(s) or limit the rights of the Company, the Bank or any of their affiliates to enforce its rights under any such laws, nor does it limit any legal obligations of (or waive any rights against) Executive with respect to customer or other third-party information.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as prohibiting Executive from (x) testifying in any lawsuit, (y) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, or (z) require notification or prior approval by the Company of any activity described in clauses (x) or (y).

(b)       Return of Information.  Executive acknowledges that all information, the disclosure of which is prohibited by Section 8(a) above, is of a confidential and proprietary character and of great value to the Company, the Bank and their affiliates and shall remain the exclusive property of the Company, the Bank and their affiliates.  Upon Executive’s termination of employment or services with the Company, Executive agrees to immediately deliver to the Company all records, calculations, memoranda, papers, data, lists and documents of any description that refer to or relate in any way to such information and to return to the Company any of its equipment and property that may then be in Executive’s possession or under his control.

(c)        No Removal of Information.  Except as necessary to perform his job, under no circumstances shall Executive remove from the Company, the Bank or any of their affiliates any of the Company, the Bank or any of their affiliates’ books, records, documents, blueprints, customer lists, any other stored information whether stored as paper, electronically or otherwise, or any copies thereof, without the written permission of the Company or the Bank; nor shall Executive make any copies of such books, records, documents, blueprints, customer lists or other stored information for use outside of the Company’s, the Bank’s or any of their affiliates’ offices except as specifically authorized by the Company or the Bank or as necessary to perform Executive’s job.

(d)       Notice of Rights Under Section 7 of the Defend Trade Secrets Act (DTSA).  This Section 8(d) provides Executive notice as required under Section 7 of the Defend Trade Secrets Act that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law or is made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal.  This Section 8(d) also provides notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in court proceedings, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except under court order.

9.         Noncompetition and Nonsolicitation.

(a)        Noncompetition.  Executive shall not take any of the following actions during the applicable Noncompetition Period (as defined below):

(i)         Become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (each, a “Company Affiliate”) in the business of providing traditional banking services or other services provided by the Company and its affiliates during the Term;

(ii)       Solicit or attempt to solicit, for competitive purposes, the business of any of the clients or customers of any Company Affiliate, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with any Company Affiliate in any fashion; or

(iii)      Induce or attempt to induce any employee of any Company Affiliate to leave the Company for the purpose of engaging in a business operation that is competitive with the Company.

(b)       Noncompetition Period.  For purposes of this Section 9, “Noncompetition Period” shall mean the period of employment or services hereunder and the period commencing on the date of termination of employment or services (which, for the avoidance of doubt, shall be the date on which the Consulting Term ends in the event Executive continues to provide services for the duration of the Consulting Term) and ending 24 months thereafter.  If Executive is found to have violated the covenants contained herein during the Noncompetition Period such Noncompetition Period shall be extended for a period equal to the amount of time Executive is found to have been in non-compliance.

(c)        Geographic Scope.  The restrictions on competition and solicitation set forth in this Section 9 shall apply with respect to the geographic area (the “Restricted Territory”) in which the Company, the Bank or any of their affiliates are conducting business operations during the Noncompetition Period.  However, the restrictions are intended to apply only with respect to personal activities of Executive within the Restricted Territory and shall not be deemed to apply if Executive is employed by a corporation that has branch offices within the Restricted Territory but Executive does not personally work in or have any business contacts with persons in the Restricted Territory.

(d)       Providing Copy of Agreement.  Executive shall provide a copy of this Agreement to any person or entity with whom Executive interviews that is in competition with the Company during the Noncompetition Period.

(e)        Executive’s Representation.  Executive represents that his experience and capabilities are such that the provisions of this Section 9 will not unreasonably limit him in earning a livelihood in the event that Executive’s employment with, or services to, the Company terminated.

(f)        Obligations Survive.  Executive’s obligations under Sections 8 and 9 shall survive any termination of his employment with, or services to, the Company.

10.       Remedies for Breach.

(a)        Executive acknowledges that the Company will have no adequate means of protecting its rights under Sections 8 and  9 other than by securing an injunction. Accordingly, Executive agrees that the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction.  Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement.  Nothing contained in this Section 10 shall prohibit the Company from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

(b)       In addition, Executive agrees that if a court of competent jurisdiction determines that Executive has willfully and materially breached any of the covenants set forth in Section 9, and if such material breach does not cease within 30 days following Executive’s receipt of written notice from the Company, the Bank or any of their affiliates shall be entitled to set off its damages against any amount owed by the Company, the Bank or any of their affiliates (or successor thereof) to Executive and cease payment of the compensation and benefits contemplated by Section 6 to the extent not previously paid or provided.  In addition, pending the resolution of such a controversy, the Company, the Bank or any of their affiliates (or successor thereof) shall be permitted to cease payment of the compensation and benefits contemplated by Section 6 to the extent not previously paid or provided.  This Section 10(b) shall in no way limit the Company’s right to simultaneously seek and obtain injunctive relief as set forth in Section 10(a).

(c)        If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographic or other limitation imposed herein should be such as the court determines to be fair and reasonable, it being the intent of each of the parties hereto be subject to an agreement that is necessary for the protection of the legitimate interest of the Company, the Bank or any of their affiliates, successors or assigns and that is not unduly harsh in curtailing the legitimate rights of Executive. If the court declines to define less broad permissible restrictions, the parties agree to submit to binding arbitration the permissible scope of reasonable restrictions, pursuant to the Federal Arbitration Act and/or South Carolina Uniform Arbitration Act, and agree that such arbitration result shall be incorporated into this Agreement and that this Agreement will be amended accordingly.

11.       General Provisions.

(a)        Waiver of Rights.  In consideration of the employment and engagement offered hereunder and the payments made pursuant to Section 5 and the other terms of this Agreement, Executive acknowledges that the Prior Agreement is hereby terminated, except as otherwise set forth in this Agreement, and Executive forever waives, releases and discharges the Company, any Company Affiliate, and any of their subsidiaries, shareholders or affiliates and any of their successors and assigns from any claims, rights and privileges under the Prior Agreement.

(b)       Entire Agreement.  This Agreement contains the entire understanding between the parties hereto relating to the employment or engagement of Executive by the Company and supersedes any and all prior employment or compensation agreements between the Company and Executive, except as otherwise set forth in this Agreement.

(c)        Assignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the Company’s prior written consent; provided,  however, that nothing shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or Disability, or (ii) the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(d)       Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company, and their permitted successors and assigns.

(e)        Amendment of Agreement.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(f)        Insurance.  The Company, at its discretion, may apply for and procure in its own name and for its own benefit, life insurance on Executive in any amount or amounts considered advisable; and Executive shall have no right, title or interest therein.  Executive shall submit to any medical or other examination and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(g)        Severability.  If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court, or jury, as the case may be, determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of Executive.

(h)       Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to the Company, to the Company’s secretary) or when mailed, if mailed by certified mail, return receipt requested.  Notices mailed shall be addressed, in the case of Executive, to his last known residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as Executive or the Company may designate in writing at any time or from time to time to the other party in accordance with this Section 11(h).

(i)         Waiver.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.  The provisions of this Section 11(i) cannot be waived except in writing signed by both parties.

(j)        Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina.

(k)       Arbitration.  BOTH THE COMPANY AND EXECUTIVE HEREBY KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL.  This contract is subject to arbitration pursuant to the Uniform Arbitration Act, as adopted in South Carolina at Section 15- 48-10 through Section 15-48-240, South Carolina Code of Laws (1976, as amended).  Any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach thereof, which is not settled by agreement among the parties, shall be settled by arbitration in Columbia, South Carolina, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction.  All expenses (including, without limitation, legal fees and expenses) incurred by Executive in connection with, or in prosecuting or defending, any claim or controversy arising out of or relating to this Agreement shall be paid by the Company on a monthly basis.

(l)         Section 409A of the Code.

(i)         General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  All payments to be made upon a termination of employment or services under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.

(ii)       Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)      Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect as of Executive’s separation from service (as determined in accordance with Section 409A of the Code)), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the

“Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code.  If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(m)      Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company and its affiliates may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

(n)       Indemnification.  The Company and the Bank shall indemnify Executive and hold him harmless to the fullest extent permitted by the laws of the State of South Carolina against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from Executive’s good faith performance of his duties and obligations with the Company, the Bank and their respective affiliates. The Company and the Bank shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company and the Bank cover their other officers and directors.  These obligations shall survive the termination of the Term.  If any proceeding is brought or threatened against Executive in respect of which indemnity may be sought against the Company, the Bank or their respective affiliates pursuant to the foregoing, Executive shall notify the Company promptly in writing of the institution of such proceeding and the Company, the Bank and their respective affiliates shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided,  however, that if a conflict of interest exists between the Company, the Bank or the applicable affiliate and Executive such that it is not legally practicable for the Company, the Bank or the applicable affiliate to assume Executive’s defense, Executive shall be entitled to retain separate counsel, and the Company, the Bank or the applicable affiliate shall assume payment of all reasonable fees and expenses of such counsel.

(o)        Survival.  The parties to the Agreement acknowledge and agree that, notwithstanding anything to the contrary set forth herein, the terms and conditions set forth under Sections 6 through 11 of this Agreement shall survive the termination of the Term.

(p)       Section Headings; Construction.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(q)       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute only one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SOUTH STATE CORPORATION

/s/ Robert R. Hill, Jr.
By:	Robert R. Hill, Jr.
Its:	Chief Executive Officer

EXECUTIVE

/s/ John C. Pollok
John C. Pollok

[Signature Page to Pollok Employment Agreement]

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into as of [•], by and between South State Corporation and [Surviving Bank] (collectively, the “Company”), on the one hand, and John C. Pollok (“Executive”), on the other hand. The Company and Executive are sometimes referred to collectively herein as the “Parties.” Any capitalized terms not expressly defined herein have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, [Surviving Bank] (the “Bank”) and Executive are parties to an Employment Agreement, dated as of January 25, 2020 (the “Employment Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive, among other things, the [include description of applicable severance payments and benefits] in connection with Executive’s termination of employment;

NOW, THEREFORE, in consideration of the payments and benefits being provided pursuant to the Employment Agreement (the consideration provided for thereunder) and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.         In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, any of their predecessor entities, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, demands, actions, causes of action, obligations, judgments, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have or may in the future have arising out of  or regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Company, any of its affiliated companies or any of their predecessor entities, and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

(a)  any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act,  as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(b)  any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, personal days, leave (including family or medical leave) and severance that may be legally waived and released, other than (i) the [include description of applicable severance payments and benefits], and (ii) any accrued but unpaid base salary and any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents;

(c)  any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(d)  any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts’ fees, insurance, medical fees or expenses, costs, and disbursements.

This general release and waiver of Claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to such a charge or administrative complaint; (B) claims for unemployment benefits and workers’ compensation; (C) indemnification or directors and officers insurance rights the Executive has against the Company; or (D) claims to the Accrued Obligations or relating to the obligations of the Company or its affiliates to Executive under the Employment Agreement or any other plan, policy or arrangement of the Company that, by the applicable terms, are to be performed after the date hereof.  If the Executive applies for unemployment benefits, the Company will respond truthfully, completely, and timely to any inquiries by the [applicable state agency] concerning the Executive's separation from employment.

2.         In further consideration of the payments and benefits provided to the Executive in this Agreement, Executive hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Company from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(a)  by this Agreement, the Executive has been advised in writing of the right to consult with an attorney of the Executive’s choosing and has consulted with such counsel as the Executive believed was necessary before executing this Agreement;

(b)  the Executive knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(c)  the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(d)  the Executive was given at least [twenty-one (21)][forty-five (45)] days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign the Agreement sooner, if desired. Changes to this Agreement, whether material or immaterial, do not restart the running of the [twenty-one (21)][forty-five (45)] day period;

(e)  the Executive understands that the Executive has seven (7) days from signing this Agreement to change his/her mind and revoke the waiver of the age claims in this Agreement by delivering notice of revocation to [•] at 1951 8th Street NW, Winter Haven, FL  33881, by email at [•] or by fax at (863) 291-3008, by the end of this seven-day period; and

(f)  the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement.

No payments shall be made to the Executive under this Agreement before the Effective Date. If the Executive timely revokes the Agreement, no payments shall be made under this Agreement.

3.         The Executive has not filed, and agrees not to initiate or cause to be initiated on his or her behalf, any complaint, charge, Claim or proceeding against the Releasees before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  The Executive represents and warrants that he or she has not assigned any of the Claims being released under this Agreement.

4.         The Executive hereby reaffirms and acknowledges and agrees that he or she  remains subject to the covenants set forth in Sections 8 and 9 of the Employment Agreement, which are incorporated into  this Release by reference. To the extent Executive violates in any material respect the terms of Sections 8 and 9 of the Employment Agreement, in addition to any other remedies available to the Bank, the Executive shall forfeit on the Executive's own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under the Employment Agreement or other contract the Executive has with the Bank or any of its affiliates.

5.         Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and  nothing in this Agreement requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, the Executive may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Executive filed or is filed on the Executive’s behalf. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade  secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local  government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of  This Agreement shall not in any way be construed as an  admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents.

6.         This Agreement sets forth the entire agreement between the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein) and fully supersedes any and all prior agreements or understandings among the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein). This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

7.         This Agreement shall be governed by the laws of the State of South Carolina without giving effect to conflict of laws principles.

8.         Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

9.         The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY;

IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement as of the date set forth below each Party’s signature line.

EXECUTIVE	SOUTH STATE CORPORATION
Signature:	By:
Print Name:	Name:
Date:	Title:
Date:

[SURVIVING BANK]

By:
Name:
Title:
Date: